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                                                                    EXHIBIT 23.6

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

May 10, 1999

Board of Directors
Physician Reliance Network, Inc.
Two Lincoln Centre
5420 LBJ Freeway
Suite 900
Dallas, TX 75240

Re: Registration Statement of American Oncology Resources, Inc. relating to the shares of common stock being registered in connection with the below referenced Agreeement and Plan of Merger.

Ladies and Gentlemen:

   Reference is made to our opinion letter dated May 10, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value per share (the "Shares"), of Physician Reliance Network, Inc. (the "Company") of the exchange ratio of 0.94 shares of Common Stock, par value $0.01 per share, of American Oncology Resources, Inc. ("AORI") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of December 11, 1998, among AORI, Diagnostic Acquisition, Inc., a wholly-owned subsidiary of AORI, and the Company.

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary," "The Merger--Background of the Merger," "The Merger--PRN's Reasons for the Merger" and "The Merger--Opinion of PRN's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Goldman, Sachs & Co.
                                        _______________________________________
                                        (GOLDMAN, SACHS & CO.)